EXHIBIT 99.1

Press Contacts:

Will Thoretz, ISG
+1 203 517 3119
will.thoretz@isg-one.com

Jim Baptiste, Matter Communications for ISG
+1 978 518 4527
jbaptiste@matternow.com

ISG Names Bruce Pfau to Board of Directors

Former KPMG vice chairman to join board July 1

STAMFORD, Conn., July 1, 2019 — Information Services Group (ISG) (Nasdaq: III), a leading global technology research and advisory firm, today named Bruce N. Pfau, a former long-time senior executive with KPMG, to its board of directors. Pfau joins the board effective July 1, 2019.

During a more-than-30-year career, Pfau has served as a billable C-suite consultant, P&L partner and consulting practice leader; as a vice chairman of a Big 4 accounting and consulting firm; and as a business author, speaker and noted expert on human-capital-intensive, data-driven businesses.

Pfau joined KPMG in 2004 and served as the firm’s vice chairman of Human Resources and Communications for 12 years. During this time, he was a member of the 10-person KPMG management committee responsible for leading the firm; served on the KPMG acquisition committee that oversaw the acquisition of 10 businesses; and engineered KPMG’s rise to #12 overall and #1 among its Big 4 competitors on Fortune’s “100 Best Places to Work” list. Upon his mandatory retirement from his vice chairman role at age 60, he served from 2016 to 2018 as a partner, senior consultant and “ambassador” to some of KPMG’s increasingly important executive markets.

Earlier in his career, Pfau held executive positions with services firms including Watson Wyatt Worldwide (now Willis Towers Watson) and Hay Group (now Korn Ferry Hay). He currently is a member of the board of Sabert Corporation, a global manufacturer of food packaging products.

Pfau holds a bachelor’s degree from Tufts University and master’s and doctoral degrees from Loyola University Chicago.

“We are delighted to welcome Bruce to the ISG board of directors,” said Michael P. Connors, chairman and chief executive officer of ISG. “Bruce brings more than 30 years’ experience building high-performance organizations and driving profitable growth in human-capital-intensive, data-driven businesses. His vast experience in the services and advisory sector, particularly in the transformation and technology area, will be extremely valuable to ISG as we continue to evolve and expand our capabilities and global team to meet the digital business needs of our blue-chip client base.”

The ISG board of directors now consists of seven members, and with the exception of Connors, all are independent directors. In addition to Connors and Pfau, other members of the ISG board are Neil G. Budnick, Gerald S. Hobbs, Christine C. Putur, Kalpana Raina and Donald C. Waite III. To view biographies of the ISG board members, visit the About Us page on the ISG website.

About ISG

ISG (Information Services Group) (Nasdaq: III) is a leading global technology research and advisory firm. A trusted business partner to more than 700 clients, including more than 70 of the top 100 enterprises in the world, ISG is committed to helping corporations, public sector organizations, and service and technology providers achieve operational excellence and faster growth. The firm specializes in digital transformation services, including automation, cloud and data analytics; sourcing advisory; managed governance and risk services; network carrier services; strategy and operations design; change management; market intelligence and technology research and analysis. Founded in 2006, and based in Stamford, Conn., ISG employs more than 1,300 digital-ready professionals operating in more than 20 countries—a global team known for its innovative thinking, market influence, deep industry and technology expertise, and world-class research and analytical capabilities based on the industry’s most comprehensive marketplace data. For more information, visit www.isg-one.com.

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